Exhibit 10.1

SAEXPLORATION HOLDINGS, INC.

2018 LONG TERM INCENTIVE PLAN

INITIAL MIP AWARD RESTRICTED STOCK UNIT NOTICE AND AGREEMENT

This Restricted Stock Unit Notice and Agreement (the “Agreement”) is made as of [DATE], 2018, (the “Grant Date”) between SAExploration Holdings, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”).

1.       Grant. The Company hereby grants to Participant an award (the “Award”) of [NUMBER] Restricted Stock Units pursuant to the terms of this Agreement and under Section 11 of the SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan (the “Plan”) as an inducement for his or her continued and effective performance of services to the Company. This Award constitutes an Initial MIP Award under Section 11 of the Plan and represents Participant’s right to receive a certain number of shares of Common Stock upon settlement of the Restricted Stock Units pursuant to Section 3 below, subject to the terms of this Agreement. The Restricted Stock Units do not constitute shares of Common Stock and Participant shall have no voting or dividend rights relating thereto unless and until such Restricted Stock Units are settled in accordance with Section 4 below.

2.       Vesting and Forfeiture. This Award shall become vested in accordance with the applicable provisions of Section 11(b) and 11(d) of the Plan. This Award is subject to forfeiture in accordance with the applicable provisions of the Plan.

3.       Settlement. The Restricted Stock Units shall be settled in accordance with the applicable provisions of Section 11(e) of the Plan.

4.       Compliance with Laws and Regulations. The issuance, transfer, vesting, and ownership of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant agrees to cooperate with the Company to ensure compliance with such laws and requirements. Prior to issuance or transfer of Common Stock, the Company may require Participant to execute and deliver a letter of investment intent in such form and containing such provisions as requested by the Committee.

5.       Tax Withholding. Participant shall be responsible for any federal, state, or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock Units (“Withholding Taxes”). If Participant does not make arrangements to timely pay any Withholding Taxes, the Company is authorized to, and shall, withhold the Withholding Taxes from the shares of Common Stock payable to Participant with respect to the Restricted Stock Units. The Company shall, to the extent permitted by law, also have the right to deduct any Withholding Taxes from any payment of any kind otherwise due to Participant.

6.       Fractional Shares. Any fraction of a share of Common Stock which would be required to be delivered on payment of the Restricted Stock Units shall be disregarded and the remaining amount due shall be paid in cash by Participant.

7.       No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate Participant’s service at any time and for any reason.

8.       No Rights as a Stockholder. The Restricted Stock Units do not constitute Common Stock and Participant shall have no voting or dividend rights relating thereto unless and until such Restricted Stock Units are settled in accordance with Section 4.

9.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

10.       Binding Effect; Modification. This Agreement is binding upon the Company and Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns. The Agreement may not be modified except in writing signed by both parties.

11.       Restrictions. None of the Restricted Stock Units granted to Participant shall be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No Restricted Stock Units shall in any manner be liable or subject to any of Participant’s debts, contracts, liabilities or torts unless and until such benefit is actually paid and received by Participant.

12.       Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any references to sections in this Agreement shall be to sections of this Agreement unless otherwise expressly stated as part of such reference.

13.       Plan and Award Agreement. This Award is subject to all of the terms and conditions in this Agreement and in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and this Agreement, the Plan shall govern and control. All of the capitalized terms not otherwise defined in this Agreement will have the same meaning in this Agreement as in the Plan. Participant hereby acknowledges receiving a copy of the Plan. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning given such terms under the Plan.

14.       Representations and Warranties of Participant. Participant represents and warrants to the Company that Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Participant acknowledges that Participant has been advised to consult with a tax adviser with respect to the possible tax consequences of the Award.

15.       Code Section 409A. This Agreement is intended to be exempt from the provisions of Section 409A of the Code, and this Agreement shall be construed and interpreted in accordance with such intent. To the extent the Restricted Stock Units awarded under this Agreement are determined to constitute “non-qualified deferred compensation” within the meaning of Section 409A, this Agreement shall be governed by the terms of Section 15 of the Plan. Notwithstanding anything to the contrary, none of the Company, its officers, directors, Participants, agents or representatives guarantees that this Agreement complies with the provisions of Section 409A of the Code and none of the foregoing shall have any liability for the failure of this Agreement to comply with the provisions of Section 409A of the Code.

16.       No Secured Rights. Participant’s right to payments under this Agreement shall not constitute nor be treated as property or as a trust fund of any kind. Participant’s rights are limited exclusively to the right to receive shares of Common Stock as provided in the Agreement. Participant shall not have any rights as an owner of the Company with respect to any Restricted Stock Units granted to Participant. All benefits payable to Participant shall be payable solely from the general assets of the Company and no separate or special funds shall be established and no segregation of assets shall be made to assure the payment of benefits to Participant. Participant’s rights shall be limited to those rights which are specifically enumerated in the Agreement, and such rights shall be for all purposes, unsecured contractual creditors’ rights against the Company only.

17.       Provisions for Canadian Residents. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall also be subject to the special terms and conditions set forth on Annex A hereto if you reside in Canada.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered effective as of the Grant Date.

SAEXPLORATION HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

[INSERT NAME]

ANNEX A

CANADIAN PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS

The Restricted Stock Units shall subject to the special terms and conditions set forth below if you reside in Canada. In addition, if you relocate to Canada, the special terms and conditions set forth below will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

The information is based on the securities, exchange control, and other laws in effect in the respective countries as of September 26, 2016. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information below as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in your Restricted Stock Units or sell Common Shares acquired under the Plan.

In addition, the information set forth below is general in nature and may not apply to your particular situation, and the member of the Company Group are not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transferred employment after the Restricted Stock Units were granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not apply.

1.        Units Settled in Common Shares Only. Notwithstanding anything to the contrary in the Plan, the Stock Units awarded to you hereunder shall be paid in shares only and do not provide any right to receive a cash payment.

2.       Additional Restrictions on Resale. In addition to the restrictions on sale and transfer in Section 11 of the Agreement and under the Plan, securities acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada.

3.       Tax Reporting. The Income Tax Act (Canada) and the regulations thereunder require a Canadian resident individual (among others) to file an information return disclosing prescribed information where, at any time in a tax year, the total cost amount of such individual’s “specified foreign property” (which includes shares, options and stock units) exceeds Cdn.$100,000. You should consult your own tax advisor regarding this reporting requirement.

The following provision will apply if you are a resident of Quebec:

4.       Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.